Exhibit 99.1

News Release For Immediate Release
Novelis to Expand Presence in Atlanta
North American HQ relocates from Cleveland
ATLANTA, Feb. 11, 2010 — Novelis Inc. announced today that approximately 80 professional positions will be moving to Atlanta as the company relocates its North American headquarters from Cleveland to its world headquarters here. This consolidation, when combined with other expected staff additions, will bring Novelis’ Atlanta staff to approximately 220 people by the end of 2010.
Novelis, a $10.2 billion global leader in aluminum rolled products and aluminum can recycling, currently has about 12,000 employees in 11 countries spanning four continents. Novelis selected Atlanta as its world headquarters in 2005 when it was spun off from Canadian aluminum producer Alcan.
“The move of our North American headquarters to Atlanta will not only streamline our processes, but will also better align the North American business group with the global corporate center and vice versa,” said Philip Martens, president and chief operating officer of Novelis. “North America is one of our biggest markets, and it just makes good business sense to consolidate these operations at our Atlanta-based corporate headquarters.”
The move is the latest in a series of steps taken by the company over the past year designed to realign its global operations, consolidate corporate functions, enhance organizational effectiveness, increase efficiencies and reduce costs. Recent initiatives have included the realigning of manufacturing capacity to optimize its global footprint, tightening control of inventory levels, maximizing credit and risk management, standardizing procurement protocols and reducing energy costs.
“This step will help Novelis become more nimble as a company and better prepare us for future growth,” said Jean-Marc Germain, president of Novelis North America. “The synergies and other benefits this consolidation brings will make for better decision-making and foster a stronger working team.”
“Novelis’ consolidation of North American operations at its Atlanta headquarters provides additional evidence that multi-national corporations thrive in our city,” said Atlanta Mayor Kasim Reed. “Atlanta is a global center of international commerce with a vibrant corporate community. I am delighted to welcome the North American headquarters staff of Novelis to our great city.”
“We’re excited about expanding our presence in Atlanta,” added Martens, “and I want to thank the Atlanta Development Authority and the Atlanta Chamber of Commerce for their assistance with this move.”

About Novelis
Novelis supplies premium aluminum sheet and foil products to automotive, transportation, packaging, construction, industrial, electronics and printing markets throughout North America, South America, Europe and Asia. Novelis is a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), one of Asia’s largest integrated producers of aluminum and a leading copper producer. Hindalco is a flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, please visit www.novelis.com.
Forward-Looking Statements
Statements made in this news release which describe Novelis’ intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. Examples of forward-looking statements in this news release include, among other things, Novelis’ ability to reduce costs as a result of its initiatives, including the relocation of its North American headquarters. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Important risk factors which could impact outcomes are included under the caption “Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009, and September 30, 2009, and in our Annual Report on Form 10-K for the year ended March 31, 2009.
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Media Relations	Investor Relations

Atlanta: Charles Belbin 404-814-4260 charles.belbin@novelis.com	Isabel Janci 404-814-4730 isabel.janci@novelis.com

Cleveland:
Pat Persico 440-423-6522 pat.persico@novelis.com

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